Exhibit 99.1

American Spectrum Realty Reports Sale of Remaining South Carolina Property

Columbia Northeast Sold for $3,200,000

HOUSTON--(BUSINESS WIRE)--American Spectrum Realty, Inc. (AMEX:AQQ) (“the Company”), a real estate investment and management company located in Houston, Texas, announced today the sale of its remaining South Carolina property, Columbia Northeast, on February 28, 2008. The project is located in one of the Company’s non-core markets.

The project, a 58,783 square foot retail property located in Columbia, South Carolina was sold for $3,200,000. The sale generated net proceeds of approximately $800,000, of which $300,000 is being held in escrow to assist the funding of a future acquisition in a tax-deferred exchange.

American Spectrum Realty, Inc. is a real estate investment and management company that owns 28 office, industrial and retail properties aggregating approximately 2.5 million square feet in California, Texas, Arizona and the Midwest. Publicly traded on the American Stock Exchange since November 2001, American Spectrum Realty’s business plan focuses on expansion of multi-tenant value-added property investments in California, Texas and Arizona.

CONTACT:
American Spectrum Realty, Inc., Houston
Chairman, President and CEO
William J. Carden, 713-706-6200